Exhibit 99.1

Contact:

Randy Jonkers

Chief Financial Officer

800.287.4383

investor.relations@pervasive.com

Pervasive Software Reports Results for Its Second Quarter of Fiscal Year 2009

Company Reports 32nd Consecutive Profitable Quarter

AUSTIN, Texas—(BUSINESS WIRE)—Pervasive Software® Inc. (NASDAQ:PVSW - News), a global value leader in embeddable data management and data integration software, today announced financial results for the second quarter ending December 31, 2008.

“We are pleased to report our 32nd consecutive quarter of profitability,” said John Farr, president and CEO of Pervasive Software. “We executed well during the quarter in our core product lines, database and integration, and in our innovation initiatives, while we continued to enjoy profitable operations, positive cash flow and a strong balance sheet. Our database revenues and our integration revenues in the December quarter increased 4% and 14%, respectively, from the December quarter of last year. We continued to add subscribers and annual bookings in our Pervasive DataSolutions initiative and we hired Mike Bryars as general manager of our Pervasive DataRush team.”

For the second quarter ended December 31, 2008:

•	Revenue was $11.2 million, an increase of 8% compared to $10.3 million for the second quarter of last fiscal year.

•	Net income was $1.2 million, or $0.06 diluted earnings per share, compared to net income of $0.7 million, or $0.03 diluted earnings per share, for the second quarter of last fiscal year.

•

On a non-GAAP basis, as described below, Pervasive realized net income of $1.3 million, or $0.07 diluted earnings per share, compared to net income of $1.1 million, or $0.05 diluted earnings per share, in the second quarter of last fiscal year. Non-GAAP results exclude amortization of purchased intangibles and stock-based compensation expense, and assume a non-GAAP effective tax rate of 34%.

Pervasive continued to generate positive cash flow from operations with $1.1 million in the second quarter of fiscal 2009, ending the quarter with approximately $44.9 million in cash and marketable securities. Pervasive acquired approximately 768,000 shares of Pervasive common stock on the open market at a total cost of approximately $3.1 million, or approximately $3.99 weighted average price per share, during the quarter ended December 31, 2008. The Company has approximately $5.6 million authorized repurchase funds remaining under its $10.0 million stock repurchase program announced in March 2008. Depending on market conditions and other factors, such purchases may be commenced or suspended at any time without prior notice. Issued and outstanding shares of common stock as of December 31, 2008 totaled approximately 18.3 million.

“I’m quite proud of the focus we displayed during the December quarter,” said Farr. “Our solid execution in our core businesses enables us to continue our strategic investments in innovation to expand addressable markets, including the exciting, recent addition of Mike Bryars to head the Pervasive DataRush team. Mike will be busy building the sales and marketing part of his team and defining our go-to-market strategies during the March quarter. Mike shares our passion for innovation in all aspects of our business and is excited about the opportunity to take our DataRush initiative to the next level.”

Business Outlook

As previously stated in guidance provided on January 6, 2009, Pervasive expects revenue for the third fiscal quarter ending March 31, 2009, to be in the range of $10.5 million to $11.5 million and GAAP-basis diluted earnings per share to be in the range of $0.04 to $0.07, compared to $10.8 million revenue and $0.05 diluted earnings per share for the March quarter of the previous fiscal year.

GAAP-basis profitability is expected to include stock-based compensation expense representing approximately $0.4 million, pre-tax, in the third quarter of fiscal year 2009. The company expects non-GAAP adjustments to result in non-GAAP diluted and fully taxed earnings per share of approximately $0.05 to $0.08 in the March quarter, compared to $0.07 non-GAAP diluted and fully taxed earnings per share for the March quarter of the previous fiscal year.

Conference Call Details

Pervasive will host a conference call to discuss these results with the investment community today at 5:00 P.M. Eastern time. The dial-in numbers for the call are 877-808-2426 (toll-free) or 973-200-3975 (international). The conference name is “Pervasive Software Inc.” The conference call may also be accessed live over the Web at www.pervasive.com/ircalendar. Check the Web site before the call for login information. Replay will be available 8:00 P.M. Eastern Tuesday, January 20, to midnight, Tuesday, January 27, by dialing 800-642-1687 (toll-free) or 706-645-9291 (international), and selecting Conference ID 78999523. Additionally, the Webcast will be archived on Pervasive’s Web site at www.pervasive.com/ircalendar.

About Pervasive Software

Pervasive Software (NASDAQ:PVSW) helps companies get the most out of their data investments through embeddable data management and agile data integration software.

Pervasive’s multi-purpose data integration platform accelerates the sharing of information between multiple data stores, applications, and hosted business systems and allows customers to re-use the same software for diverse integration scenarios. The embeddable PSQL database engine allows organizations to successfully embrace new technologies while maintaining application compatibility and robust database reliability in a near-zero database administration environment. For more than two decades, Pervasive products have delivered value to tens of thousands of customers in more than 150 countries with a compelling combination of performance, flexibility, reliability and low total cost of ownership. Through Pervasive Innovation Labs, the company also invests in exploring and creating cutting edge solutions for the toughest data analysis and data delivery challenges. For additional information, go to www.pervasive.com.

About Non-GAAP Financial Information

This press release includes non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP), please see the section entitled “About Non-GAAP Financial Measures” and the accompanying table entitled “Reconciliation of GAAP Measures to Non-GAAP.”

Cautionary Statement

This document contains forward-looking statements that involve risks and uncertainties concerning the company, including the company’s expected performance for the third quarter ending March 31, 2009, and the company’s strategy and profitability going forward. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These risks and uncertainties include, among others, the company’s ability to attract and retain existing and/or new customers; the company’s ability to issue new products or releases of solutions that meet customers’ needs or achieve acceptance by the company’s customers; changes to current accounting policies which may have a significant, adverse impact upon the company’s financial results; the introduction of new products by competitors or the entry of new competitors; the company’s ability to preserve its key strategic relationships; the company’s ability to hire and retain key employees; and economic and political conditions in the US and abroad. All of these factors may result in significant fluctuations in the company’s quarterly operating results and/or its ability to sustain or increase its profitability. Additional information regarding these and other factors can be found in Pervasive’s reports filed with the Securities and Exchange Commission, including its Form 10-K for the year ended June 30, 2008. Pervasive is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document.

All Pervasive brand and product names are trademarks or registered trademarks of Pervasive Software Inc. in the United States and other countries. All other marks are the property of their respective owners.

Pervasive Software Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2008	June 30, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,165	$33,190
Marketable securities	29,714	11,759
Trade accounts receivable, net	5,446	5,581
Deferred tax assets, net	735	744
Prepaid expenses and other current assets	1,360	1,249

Total current assets	52,420	52,523

Property and equipment, net	1,542	1,474

Purchased technology, net	78	626
Goodwill	38,508	38,508
Deferred tax assets, net	1,781	1,310
Other assets	247	303

Total assets	$94,576	$94,744

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$4,952	$5,123
Deferred revenue	6,464	6,345

Total current liabilities	11,416	11,468

Stockholders’ equity	83,160	83,276

Total liabilities and stockholders’ equity	$94,576	$94,744

Pervasive Software Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended December 31		Six months ended December 31
	2008	2007	2008	2007
Revenues:
Product licenses	$7,163	$7,155	$15,317	$14,181
Services and other	4,026	3,187	7,759	6,331

Total revenue	11,189	10,342	23,076	20,512

Costs and expenses:
Cost of product licenses	427	691	918	1,223
Cost of services and other	1,277	1,047	2,389	2,107
Sales and marketing	4,556	4,305	9,106	8,585
Research and development	2,571	2,617	5,106	5,162
General and administrative	1,221	1,241	2,691	2,671

Total costs and expenses	10,052	9,901	20,210	19,748

Operating income	1,137	441	2,866	764

Interest and other income, net	175	459	385	1,042
Income tax provision	(153)	(215)	(809)	(568)

Net income	$1,159	$685	$2,442	$1,238

Diluted earnings per share	$0.06	$0.03	$0.13	$0.06

Shares used in computing diluted earnings per share	18,437	20,482	18,632	20,664

Pervasive Software Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three months ended December 31		Six months ended December 31
	2008	2007	2008	2007
Cash from operations
Net income	$1,159	$685	$2,442	$1,238
Adjustments to reconcile net income to net cash provided by operations:
Depreciation & amortization	430	539	961	1,081
Write-off of purchased technology	—	147	—	147
Non-cash stock compensation expense	375	464	774	949
Non-cash changes in deferred tax assets	(64)	(160)	(462)	(160)
Changes in current assets and liabilities:
Trade accounts receivable	762	441	61	382
Prepaid expenses and other current assets	(303)	(1)	(116)	153
Accounts payable and accrued liabilities	(1,239)	(392)	(56)	412
Deferred revenue	(35)	(399)	202	(392)

Net cash provided by operations	1,085	1,324	3,806	3,810

Cash from investing activities
Purchase of property and equipment	(232)	(179)	(477)	(275)
Sales and purchases of marketable securities, net	(16,569)	6,591	(17,736)	2,823
(Increase) decrease in other assets	15	(58)	55	(54)

Net cash provided by (used in) investing activities	(16,786)	6,354	(18,158)	2,494

Cash from financing activities
Proceeds from exercise of stock options	—	51	24	285
Acquisition of Treasury Stock	(3,089)	(2,524)	(3,695)	(3,601)

Net cash used in financing activities	(3,089)	(2,473)	(3,671)	(3,316)

Effect of exchange rate on cash and cash equivalents	44	17	(2)	43

Increase (decrease) in cash and cash equivalents	(18,746)	5,222	(18,025)	3,031
Cash and cash equivalents at beginning of period	33,911	29,372	33,190	31,563

Cash and cash equivalents at end of period	$15,165	$34,594	$15,165	$34,594

About Non-GAAP Financial Measures

The Company provides non-GAAP measures for net income and net income per share data as supplemental information regarding the Company’s core business operational performance. The Company believes that these non-GAAP financial measures are useful to investors because they exclude certain non-operating or non-recurring charges. The Company’s management excludes these non-operating or non-recurring charges when it internally evaluates the performance of the Company’s business and makes operating decisions, including internal budgeting, performance measurement and the calculation of bonuses and discretionary compensation. In addition, these non-GAAP measures more closely reflect the essential revenue generation activities of the Company and the direct operating expenses (resulting in or from cash expenditures) needed to perform these revenue generating activities. Accordingly, management excludes the amortization of purchased intangible assets related to the Data Junction acquisition and stock-based compensation related to employee stock options.

The Company believes that providing the non-GAAP measures that management uses is useful to investors for two primary reasons. First, it provides a consistent basis for investors to understand the Company’s financial performance on a trended basis across many historical periods, particularly given the adoption of SFAS 123R at the beginning of fiscal year 2006 and the changes it has introduced for calculating stock-based compensation expenses relative to prior periods. And second, it allows investors to evaluate the Company’s performance using the same methodology and information as that used by the Company’s management.

Non-GAAP measures are subject to material limitations as these measures are not in accordance with, or a substitute for, US GAAP and therefore the Company’s definition or interpretation may be different from similar non-GAAP measures used by other companies and independent financial analysts. However, the Company’s management compensates for these limitations by providing the relevant and detailed disclosure of the items excluded in the calculation of non-GAAP net income and non-GAAP diluted earnings per share, which should be supplementally considered when evaluating the Company’s results. In addition, items such as amortization of purchased intangibles, stock compensation charges and significant and non-recurring items that are excluded from non-GAAP net income and non-GAAP diluted earnings per share can have a significant impact on earnings. Management compensates for these limitations by evaluating the non-GAAP measure together with the most directly comparable GAAP measure. The Company has historically provided non-GAAP measures to the investment community as a supplement to its GAAP results, to enable investors to evaluate the Company’s core operating performance the way management does. The non-GAAP adjustments, and the basis for excluding them, are outlined below:

Amortization of Purchased Intangibles

The Company has recorded amortization of acquired intellectual property intangibles, included in its GAAP financial statements, related to the acquisition of Data Junction. Management excludes these items for purposes of calculating non-GAAP net income and non-GAAP diluted earnings per share. The Company believes that eliminating this expense in determining its non-GAAP measures is useful to investors because doing so provides a consistent basis for investors to understand the Company’s financial performance on a trended basis across many historical periods, it allows investors to evaluate the Company’s performance using the same methodology and information as that used by the Company’s management, and it allows a comparison with other peer companies in the software industry, many of whom use similar non-GAAP financial measures to supplement their GAAP results. Finally, the Company believes that non-GAAP measures of profitability that exclude amortization of acquired intellectual property intangibles are widely used by analysts and investors in the software industry.

Stock-based Compensation Expense

The Company has incurred stock-based compensation expense as determined under SFAS 123R for the quarters ending on or after September 30, 2005, and under APB 25 for earlier comparable periods in its GAAP financial results. Since stock-based compensation is a non-cash charge, the Company excludes this item for the purposes of calculating non-GAAP net income and non-GAAP diluted earnings per share. In addition, the exclusion of stock-based compensation from the non-GAAP measures is done to allow a consistent basis for investors to understand the Company’s financial performance on a trended basis across many historical periods, allow investors to evaluate the Company’s performance using the same methodology and information as that used by the Company’s management, and allow a comparison with other peer companies in the software industry, many of whom use similar non-GAAP financial measures to supplement their GAAP results. The very nature of the stock-based compensation expense also makes it very difficult to estimate prospectively, since the expense will vary with changes in the stock price and market conditions at the time of new grants, varying valuation methodologies, subjective assumptions and different award types, making the comparison of current results with forward looking guidance potentially difficult for investors to interpret. The tax effects of stock-based compensation expenses may also vary significantly from period to period, without any change in underlying operational performance, thereby obscuring the underlying profitability of core revenue generating operations relative to prior periods (including prior periods following the adoption of SFAS 123R). Finally, the Company believes that non-GAAP measures of profitability that exclude stock-based compensation are widely used by analysts and investors in the software industry.

Income Tax Adjustment

Income taxes represent a complex element of any company’s income statement and effective tax rates can vary widely from year to year and from company to company, especially in periods in which adjustments are made to a company’s valuation reserve for deferred tax assets. The Company uses a statutory tax rate of 34% to reflect income tax adjustments in presentation of its non-GAAP net income and non-GAAP diluted earnings per share. Utilization of a statutory tax rate for presentation of the non-GAAP measures is done to allow a consistent basis for investors to understand the Company’s financial performance on a trended basis across many historical periods, allow investors to evaluate the Company’s performance using the same methodology and information as that used by the Company’s management, and allow a comparison with other peer companies in the software industry, many of whom use similar non-GAAP financial measures to supplement their GAAP results. Finally, the Company believes that non-GAAP measures of profitability that are based on more standardized statutory tax rates are widely used by analysts and investors in the software industry.

Pervasive Software Inc.

Reconciliation of GAAP Measures to Non-GAAP

(in thousands, except per share data)

(Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2008	2007	2008	2007
	Net Income	Net Income	Net Income	Net Income
GAAP	$1,159	$685	$2,442	$1,238
Amortization of intangible assets - cost of product licenses	211	317	528	634
Stock-based compensation - cost of services and other	10	13	20	27
Stock-based compensation - sales and marketing expense	79	126	167	260
Stock-based compensation - research and development expense	40	59	81	123
Stock-based compensation - general and administrative expense	246	266	506	539
Income tax adjustment for non-GAAP	(492)	(357)	(739)	(584)

Non-GAAP	$1,253	$1,109	$3,005	$2,237

GAAP net income per share - diluted	$0.06	$0.03	$0.13	$0.06

Non-GAAP net income per share - diluted	$0.07	$0.05	$0.16	$0.11

Shares used to compute GAAP net income per share - diluted	18,437	20,482	18,632	20,664

Shares used to compute non-GAAP net income per share - diluted	18,701	21,086	18,940	21,269

Pervasive Software Inc.

Reconciliation of Forward-Looking Guidance

(Unaudited)

Diluted Earnings Per Share Range

	Three months ended March 31, 2009
GAAP expectation	$0.04	$0.07
Adjustment to exclude stock-based compensation expense	$0.01	$0.01

Non-GAAP expectation	$0.05	$0.08